Exhibit 99.1

PRESS RELEASE

12/11/15

D. Christian Koch To Be Named Carlisle Companies CEO Effective January 1, 2016; David A. Roberts Continues as Chairman

CHARLOTTE, NORTH CAROLINA, December 11, 2015 - Carlisle Companies Incorporated (NYSE:CSL) announced today that the Company’s Board of Directors has further implemented its ongoing succession plan and appointed D. Christian Koch (“Chris”) Chief Executive Officer and a member of the Board of Directors, both effective January 1, 2016.  David A. Roberts, Carlisle’s current Chairman and Chief Executive officer, will become Executive Chairman on January 1, 2016 and remain a board member and an officer of the Company.

Mr. Koch joined Carlisle in 2008.  In 2014, he was elected President and Chief Operating Officer as part of the Board’s executive succession plan. Prior to then, Mr. Koch served as Group President of Carlisle Brake & Friction, Carlisle Foodservice Products, and, prior to its sale, Carlisle Transportation Products. In 2015, Mr. Koch led the acquisition and integration of the Company’s $600 million purchase of the Finishing Brands business from Graco, Inc.  Finishing Brands now operates as a separate segment, Carlisle Fluid Technologies.

Prior to joining Carlisle, Mr. Koch was the Vice President and General Manager of Asia Operations at Graco, Inc. Mr. Koch serves as a Director on the Arctic Cat Incorporated (NASDAQ:ACAT) board of directors.

Mr. Roberts stated, “The appointment of Chris Koch as CEO culminates a nearly four year planned transition of senior leadership at Carlisle. Instrumental in this transition was the Board’s appointment of Chris as President and COO in 2014, which provided the opportunity for me to work closely with Chris the past eighteen months laying the ground work for a seamless change in leadership.

“Chris and I have worked together at Carlisle since 2008 and, before that, for many years at Graco, Inc.  He has been tried in difficult situations and has continually demonstrated the ability to successfully take on larger leadership responsibilities.  Chris is the right person to build Carlisle for the future.  He has been crucial to the many successes we have achieved at Carlisle in executing our growth strategy, implementing the Carlisle Operating System and transforming Carlisle into a portfolio of businesses that generates higher returns.  I couldn’t be more pleased that the Board has elected to put the future of Carlisle in Chris’ hands, as I know he will continue to implement our strategic plan and improve our operations.  He has my complete support and I look forward to working with Chris in my role as Executive Chairman.”

Mr. Koch commented, “I am humbled and honored to become Carlisle’s next CEO and to continue our strategy to bring excellence to our customers and drive value to our shareholders.

I’m looking forward to working with our executive team and our worldwide team of dedicated professionals who come to work every day to find ways to add value to Carlisle.  The opportunity to work with Dave Roberts these many years is a privilege very few are afforded, and I am thankful that he will continue to be an important part of the on-going success story at Carlisle.”

Mr. Roberts will become Executive Chairman on January 1, 2016 after serving over 8 years as Carlisle’s Chairman and CEO. Since joining Carlisle as CEO in 2007, Mr. Roberts has led Carlisle through a period of significant growth and transformation.  In 2007, under Mr. Roberts, Carlisle implemented its “5-15-30-15-15 Strategy” focused on improving shareholder returns.  Critical to the success of this strategy was Mr. Roberts’ formation of the “Carlisle Operating System,” or COS, in 2008.  COS has become the standard of excellence through which Carlisle businesses pursue continuous improvement, increased productivity and world class quality. Under Mr. Roberts’ leadership, Carlisle has been transformed from a collection of 9 businesses generating operating margins of below 10% to its current portfolio of 5 businesses that operate in more specialized end markets and generate margins in the 14% range.  From June 2007 through the end of November 2015, Carlisle’s market capitalization has more than doubled to $5.8 billion and shareholder returns have exceeded the S&P 500 Index by 54 percentage points.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future.  It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements, due to a variety of factors such as: increasing price and product/service competition by foreign and domestic competitors, including new entrants; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; our mix of products/services; increases in raw material costs which cannot be recovered in product pricing; domestic and foreign governmental and public policy changes including environmental and industry regulations; threats associated with and efforts to combat terrorism; protection and validity of patent and other intellectual property rights; the successful integration and identification of our strategic acquisitions; the cyclical nature of our businesses; and the outcome of pending and future litigation and governmental proceedings. In addition, such statements could be affected by general industry and market conditions and growth rates, the condition of the financial and credit markets, and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations.  Further, any conflict in the international arena may adversely affect general market conditions and our future performance.  We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release.  We undertake no obligation to update any forward-looking statement.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a global diversified company that designs, manufactures and markets a wide range of products that serve a broad range of niche markets including commercial roofing, energy, agriculture, mining, construction, aerospace and defense electronics, medical technology, foodservice, healthcare, sanitary maintenance, transportation, general industrial, protective coating, wood, specialty and auto refinishing. Through our group of decentralized operating companies led by entrepreneurial management teams, we bring innovative product solutions to solve the challenges facing our customers. Our worldwide team of employees, who generated $3.2 billion in net sales in 2014, is focused on continuously improving the value of the Carlisle brand by developing the best products, ensuring the highest quality and providing unequaled customer service in the many industries we serve. Learn more about Carlisle at www.carlisle.com.

CONTACT:	Steven J. Ford
Vice President & Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100

http://www.carlisle.com